Exhibit 99.1

P R E S S   R E L E A S E

FLEX REPORTS SECOND QUARTER FISCAL 2018 RESULTS

•                  Quarterly revenue of $6.3 billion, increased 4% year-over-year

•                  GAAP diluted EPS of $0.38, Non-GAAP diluted EPS of $0.27

•                  Quarterly cash flow from operations of $142 million

•                  Repurchased 4.4 million shares for $71 million

San Jose, CA, October 26, 2017 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™, today announced results for its second quarter ended September 29, 2017.

“Our results this quarter strongly indicate Flex’s top-line growth, structural portfolio evolution, and capital return all remain on track,” said Mike McNamara, CEO at Flex. “We had impressive revenue performance across the board, growing for the third consecutive quarter on a year-over-year basis, with revenue for all four business groups above the midpoint of their respective guidance ranges.”

	Three-Month Periods Ended
(US$ in millions, except EPS)	September 29, 2017	September 30, 2016
Net sales	$6,270	$6,009
GAAP income before income taxes	218	15
Adjusted operating income	188	197
GAAP net income (loss)	205	(3)
Adjusted net income	142	152
GAAP EPS	0.38	0.00
Adjusted EPS	0.27	0.28

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Second Quarter Fiscal 2018 Results of Operations

Net sales for the second quarter ended September 29, 2017 were $6.3 billion, growing 4% year-over-year and at the high end of the guidance range of $5.9 to $6.3 billion. GAAP income before income taxes was $218 million for the quarter and adjusted operating income was $188 million, above the mid-point of the guidance range of $170 million to $200 million. GAAP net income was approximately $205 million and adjusted net income for the quarter was $142 million. GAAP EPS was $0.38 for the quarter and non-GAAP EPS was $0.27 for the quarter.

Cash Flow and Balance Sheet

For the three-month period ended September 29, 2017, Flex generated cash from operations of approximately $142 million and free cash flow of $34 million. For the six-month period ended September 29, 2017, Flex generated cash from operations of $281 million and free cash flow of $53 million.  The Company remains committed to return over 50% of annual free cash flow to its shareholders as it repurchased ordinary shares for approximately $71 million and $145 million during the three and six-month periods ended September 29, 2017, respectively. Flex ended the quarter with over $1.3 billion of cash on hand and total debt of $3.0 billion. The balance sheet remains strong and is well-positioned to support the business over the long-term.

Third Quarter Fiscal Year 2018 Guidance

For the third quarter ending December 31, 2017, revenue is expected to be in the range of $6.3 to $6.7 billion, GAAP EPS is expected to be in the range of $0.20 to $0.24 and includes stock-based compensation expense and intangible amortization. Adjusted EPS is expected to be in the range of $0.28 to $0.32 per diluted share.

Webcast and Conference Call

Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review second quarter fiscal 2018 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at http://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter™

Contact

Kevin Kessel, CFA

Vice President, Investor Relations & Corporate Communications

(408) 576-7985

kevin.kessel@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; geopolitical risk, including the termination and renegotiation of international trade agreements; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	September 29, 2017	September 30, 2016
GAAP:
Net sales	$6,270,420	$6,008,525
Cost of sales	5,877,095	5,694,834
Gross profit	393,325	313,691
Selling, general and administrative expenses	274,149	243,943
Intangible amortization	16,376	21,986
Interest and other, net	27,554	24,632
Other charges (income), net	(143,167)	8,388
Income before income taxes	218,413	14,742
Provision for income taxes	13,327	17,250
Net income (loss)	$205,086	$(2,508)

Earnings (losses) per share:
GAAP	$0.38	$0.00
Non-GAAP	$0.27	$0.28

Basic shares used in computing per share amounts (2)	531,313	544,055
Diluted shares used in computing per share amounts (2)	536,019	544,055

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Six-Month Periods Ended
	September 29, 2017	September 30, 2016
GAAP:
Net sales	$12,278,692	$11,885,338
Cost of sales	11,478,435	11,165,652
Gross profit	800,257	719,686
Selling, general and administrative expenses	524,960	483,489
Intangible amortization	36,277	43,584
Interest and other, net	54,430	49,031
Other charges (income), net	(179,332)	11,917
Income before income taxes	363,922	131,665
Provision for income taxes	34,126	28,444
Net income	$329,796	$103,221

Earnings per share:
GAAP	$0.61	$0.19
Non-GAAP	$0.51	$0.55

Basic shares used in computing per share amounts	530,790	544,353
Diluted shares used in computing per share amounts	536,311	549,934

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	September 29, 2017	September 30, 2016
GAAP gross profit	$393,325	$313,691
Stock-based compensation expense	4,985	2,636
Distressed customer asset impairment (3)	—	92,915
Contingencies and other (4)	18,933	6,824
Non-GAAP gross profit	$417,243	$416,066

GAAP income before income taxes	$218,413	$14,742
Intangible amortization	16,376	21,986
Stock-based compensation expense	20,464	22,733
Distressed customer asset impairment (3)	4,753	92,915
Contingencies and other (4)	43,933	11,539
Other charges (income), net (5)	(143,167)	8,388
Interest and other, net	27,554	24,632
Non-GAAP operating income	$188,326	$196,935

GAAP provision for income taxes	$13,327	$17,250
Intangible amortization benefit	2,250	1,825
Tax benefit on contingencies and other	2,738	196
Non-GAAP provision for income taxes	$18,315	$19,271

GAAP net income (loss)	$205,086	$(2,508)
Intangible amortization	16,376	21,986
Stock-based compensation expense	20,464	22,733
Distressed customer asset impairment (3)	4,753	92,915
Contingencies and other (4)	43,933	11,539
Other charges (income), net (5)	(143,167)	7,388
Adjustments for taxes	(4,988)	(2,021)
Non-GAAP net income	$142,457	$152,032
Diluted earnings (losses) per share:
GAAP (2)	$0.38	$0.00
Non-GAAP (2)	$0.27	$0.28

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Six-Month Periods Ended
	September 29, 2017	September 30, 2016
GAAP gross profit	$800,257	$719,686
Stock-based compensation expense	8,304	5,069
Distressed customer asset impairment (3)	—	92,915
Contingencies and other (4)	18,933	6,824
Non-GAAP gross profit	$827,494	$824,494

GAAP income before income taxes	$363,922	$131,665
Intangible amortization	36,277	43,584
Stock-based compensation expense	42,260	46,530
Distressed customer asset impairment (3)	4,753	92,915
Contingencies and other (4)	43,933	11,539
Other charges (income), net (5)	(179,332)	11,917
Interest and other, net	54,430	49,031
Non-GAAP operating income	$366,243	$387,181

GAAP provision for income taxes	$34,126	$28,444
Intangible amortization benefit	4,016	3,675
Tax benefit on contingencies and other	2,738	196
Tax benefit on intangible assets	—	638
Non-GAAP provision for income taxes	$40,880	$32,953

GAAP net income	$329,796	$103,221
Intangible amortization	36,277	43,584
Stock-based compensation expense	42,260	46,530
Distressed customer asset impairment (3)	4,753	92,915
Contingencies and other (4)	43,933	11,539
Other charges (income), net (5)	(179,332)	7,388
Adjustments for taxes	(6,754)	(4,509)
Non-GAAP net income	$270,933	$300,668
Diluted earnings per share:
GAAP	$0.61	$0.19
Non-GAAP	$0.51	$0.55

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of September 29, 2017	As of March 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,369,502	$1,830,675
Accounts receivable, net of allowance for doubtful accounts	2,632,934	2,192,704
Inventories	3,773,654	3,396,462
Other current assets	1,091,957	967,935
Total current assets	8,868,047	8,387,776

Property and equipment, net	2,415,574	2,317,026
Goodwill	1,086,978	984,867
Other intangible assets, net	420,459	362,181
Other assets	770,848	541,513
Total assets	$13,561,906	$12,593,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$46,977	$61,534
Accounts payable	5,231,130	4,484,908
Accrued payroll	400,074	344,245
Other current liabilities	1,552,254	1,613,940
Total current liabilities	7,230,435	6,504,627

Long-term debt, net of current portion	2,909,144	2,890,609
Other liabilities	550,042	519,851

Total shareholders’ equity	2,872,285	2,678,276

Total liabilities and shareholders’ equity	$13,561,906	$12,593,363

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six-Month Periods Ended
	September 29, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$329,796	$103,221
Depreciation, amortization and other impairment charges	264,718	337,387
Gain from deconsolidation of a subsidiary entity	(151,574)	—
Changes in working capital and other	(162,135)	102,944
Net cash provided by operating activities	280,805	543,552

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(264,030)	(305,936)
Proceeds from the disposition of property and equipment	36,123	26,561
Acquisition of businesses, net of cash acquired	(273,167)	(189,895)
Proceeds from divestiture of business, net of cash held in divested business	(2,949)	36,073
Other investing activities, net	(114,063)	20,357
Net cash used in investing activities	(618,086)	(412,840)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	—	75,035
Repayments of bank borrowings and long-term debt	(26,483)	(110,592)
Payments for repurchases of ordinary shares	(145,005)	(184,698)
Net proceeds from issuance of ordinary shares	1,211	11,344
Other financing activities, net	60,591	(6,836)
Net cash used in financing activities	(109,686)	(215,747)

Effect of exchange rates on cash and cash equivalents	(14,206)	14,521
Net decrease in cash and cash equivalents	(461,173)	(70,514)
Cash and cash equivalents, beginning of period	1,830,675	1,607,570
Cash and cash equivalents, end of period	$1,369,502	$1,537,056

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Distressed customer assets impairment consists primarily of non-cash inventory impairments of certain inventory on hand to net realizable value as well as additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures. See additional description related to the specific period charge as applicable below.

Contingencies and other consists primarily of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. It also includes certain targeted site restructuring costs and damages incurred from natural disasters which are not directly related to ongoing or core business results, and do not reflect expected future operating expense. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

Other charges (income), net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures and impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the three-month period ended September 29, 2017, Free Cash Flow was $34 million consisting of GAAP net cash flows from operating activities of approximately $142 million less purchases of property and equipment net of proceeds from dispositions of $108 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2) Basic shares were used in calculating diluted GAAP EPS for the quarter ended September 30, 2016 due to the net loss recognized during the period. Diluted shares for Q2 fiscal 2017 were 548,358 thousand which were used in calculating diluted Non-GAAP EPS for the quarter.

(3)   Distressed customer assets impairment for the three and six-month periods ended September 29, 2017    relates to additional provision for doubtful accounts receivable for a customer experiencing significant financial difficulties.

During the fourth quarter of fiscal year 2016, the Company accepted return of previously shipped inventory from a former customer, SunEdison, Inc. (“SunEdison”), of approximately $90 million. On April 21, 2016, SunEdison filed a petition for reorganization under bankruptcy law, and as a result, the Company recognized a bad debt reserve of $61 million as of March 31, 2016, associated with its outstanding SunEdison receivables.

During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly. The Company determined that certain solar panel inventory on hand as of September 30, 2016 was not fully recoverable and recorded a charge of $60 million to reduce the carrying costs to market in the three and six-month periods ended September 30, 2016. The Company also recognized a $16 million impairment charge for solar module equipment and $16.9 million primarily related to negative margin sales and other associated solar panel direct costs incurred during the same periods. The total charge of $92.9 million is included in cost of sales for the three and six-month periods ended September 30, 2016.

(4)   Contingencies and other during the three and six-month periods ended September 29, 2017 consist of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. Additionally, during the second quarter ended September 29, 2017 the Company incurred various other charges predominantly related to damages incurred from a typhoon that impacted one of its China facilities.

During fiscal year 2017, the Company initiated a plan to rationalize the current footprint at existing sites including corporate SG&A functions and to continue to shift the talent base in support of its Sketch-to-Scale™ initiatives. As part of this plan, approximately $11.5 million was recognized in the quarter ended September 30, 2016. The plan was finalized and completed during fiscal year 2017.

(5) During the quarter ended September 29, 2017, the Company and other minority shareholders of Elementum amended certain agreements and as a result, the Company concluded it no longer had majority control and accordingly, deconsolidated the entity. As part of the deconsolidation, we recognized a gain of $151.6 million, which is included in other charges (income), net for the three and six-month periods ended September 29, 2017.

In addition, the company sold its Wink business during first quarter of fiscal year 2018 to an unrelated third-party venture backed company in exchange for contingent consideration fair valued at $59 million and recognized a gain on sale of $38.7 million, which is recorded in other charges (income), net for the six-months ended September 29, 2017. The contingent consideration is expected to be settled in the fourth quarter of fiscal year 2018.

The three and six-month periods ended September 30, 2016 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal year 2017.